Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BETWEEN HANOVER BANCORP, INC., A New York Corporation

AND

HANOVER BANCORP, INC., A Maryland Corporation

This AGREEMENT AND PLAN OF MERGER (the "Plan") is entered into as of this 25th day of June, 2025, by HANOVER BANCORP, INC., a corporation organized under the of the State of New York, with its principal office at 80 E Jericho Turnpike, Mineola, NY 11501 (the "Company") and HANOVER BANCORP, INC., a corporation organized under the laws of the state of Maryland, with its principal office at 80 E Jericho Turnpike, Mineola, NY 11501  ("Newco").

WHEREAS, the Company desires to change its state of domicile from New York to Maryland (the "Re-Domicile"), because it believes that incorporation under Maryland's laws will provide the Company greater flexibility in corporate governance and enable the Company to materially decrease certain expenses associated with state corporate requirements; and

WHEREAS, Newco was formed under the Maryland General Corporation Law at the direction of the Company's Board of Directors expressly for the purpose of effecting this Re-Domicile; and

WHEREAS, Section 901 of the New York Business Corporation Law authorizes Newco and the Company to enter into a plan of merger, to be executed on behalf of each corporation, setting forth the information contained herein and complying with the applicable provisions of the laws of the jurisdictions under which each corporation is organized, and subject to approval of the shareholders of each corporation; and

WHEREAS, Section 3-102 of the Maryland General Corporation Law authorizes the merger of the Company with and into Newco in the manner set forth in this Plan; and

WHEREAS, the Boards of Directors of the Company and Newco have adopted this Plan pursuant to the applicable provisions of the New York Business Corporation Law and the Maryland General Corporation Law.

NOW, THEREFORE, the parties hereto agree as follows:

Article I.Names of the Corporations
Section 1.01Name of Surviving Corporation. Newco shall be the surviving corporation in the merger and shall change its name to Hanover Bancorp, Inc. upon consummation of the merger.

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Section 1.02Name Of Merging Corporation. The name and address of the merging and not-surviving corporation is: Hanover Bancorp, Inc., 80 E Jericho Turnpike, Mineola, NY 11501.
Section 1.03Names and Address Of Directors. The names and addresses of the members of the Board of Directors of Newco (prior to and after the merger) and the Company are as follows: Michael P. Puorro, Varkey Abraham, Robert Golden, Ahron H. Haspel, Michael Katz, Metin Negrin, Philip Okun, Elena Sisti, John R. Sorrenti, and Michael Thaden. The address for all directors is c/o Hanover Community Bank, 80 E Jericho Turnpike, Mineola, NY 11501.
Section 1.04Terms And Conditions Of Acquisition. The terms and conditions of the acquisition are the terms set forth in Article II, Article III and Article IV hereof.
Section 1.05Effective date. The Plan shall become effective upon a date selected by the mutual agreement in writing of the parties hereto (the "Effective Date"). The date so selected shall be within a reasonable period after the conditions set forth in Article IV have been complied with.
Section 1.06Other Provisions. The provisions of the Certificate of Incorporation of Newco, as set forth on the Exhibit 1 hereto, are incorporated herein.
Article II.CAPITALIZATION; TERMS OF ACQUISITION.
Section 2.01Capitalization of Newco. Newco is authorized to issue 32,000,000 shares of capital stock, which is comprised of 17,000,000 shares of common stock, no par value, and 15,000,000 shares of preferred stock, the rights and preferences which may be determined by the Board of Directors (the "Preferred Stock").  Newco shall not issue any of its shares of Common Stock prior to the Effective Date.
Section 2.02Capitalization of the Company. The Company is authorized to issue 32,000,000 shares of capital stock; which is comprised of 17,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences which may be determined by the Board of Directors (the "Preferred Stock"). As of March 31, 2025, 7,228,731 shares of Common Stock and 275,000 shares of Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”)  were issued and outstanding. In addition, as of March 31, 2025, options to purchase 16,000 shares of Common Stock were reserved for issuance under employee and director stock option plans.
Terms of Exchange. Upon the Effective Date, each share of Company Common Stock shall be converted into a share of Newco Common Stock and each share of the Series A Preferred Stock, shall be converted into a share of Newco Preferred Stock having the same terms and conditions as the Series A Preferred Stock (the "Exchange Ratio"), and, to the extent applicable, each option to purchase shares of Company Common Stock shall be converted into an option to purchase shares of Newco Common Stock at the Exchange Ratio. In addition, Newco shall assume all of the Company's obligations under any outstanding stock option or benefit plan.

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Article III.MODE OF CARRYING INTO EFFECT THE PLAN OF EXCHANGE.
Section 3.01Exchange Effective Immediately. Upon the Effective Date, each certificate representing shares of Company Common Stock and Company Preferred Stock shall by virtue of the Plan, and without any action on the part of the holder thereof, be deemed to represent shares of Newco Common Stock and Newco Preferred Stock, respectively, and shall no longer represent the capital stock of the Company.
Section 3.02No Exchange of Certificates of Company Stock For Certificates In Newco. All certificates representing Company Common Stock or Company Preferred Stock shall continue to be valid and accepted as evidence of ownership of Newco capital stock after the Effective Date. There is no requirement for Company stockholders to exchange their certificates for certificates of Newco, and no mechanism for such exchange is expected to be established. All new share certificates issued after the Effective Date will bear the name of Newco.
Article IV.CONDITIONS FOR CONSUMMATION OF THE PLAN

Consummation of the Plan is conditioned upon the following:

(a)Approval of the Plan by the holders of a majority of the outstanding shares of the Company entitled to vote thereon;
(b)Approval of the Plan by the holders of a majority of the votes cast by the holders of shares of Newco entitled to vote thereon.

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IN WITNESS WHEREOF, the Boards of Directors of Hanover Bancorp, Inc., a New York corporation, and Hanover Bancorp, Inc., a Maryland corporation have authorized the execution of the Plan and caused the Plan to be executed as of the date first written above.

Attest: /s/ Michelle Mihas ______________________ Name:Michelle Mihas Title: Senior Vice President, Corporate Secretary	Hanover Bancorp, Inc., a Maryland corporation /s/ Michael P. Puorro By:____________________________ Name: Michael P. Puorro Title: Chairman & CEO

Attest: /s/ Michelle Mihas ______________________ Name:Michelle Mihas Title: Senior Vice President, Corporate Secretary	Hanover Bancorp, Inc., a New York corporation /s/ Michael P. Puorro By:____________________________ Name: Michael P. Puorro Title: Chairman & CEO

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This Agreement and Plan of Merger was adopted by a majority of the outstanding stock of Hanover Bancorp, Inc. entitled to vote thereon pursuant to Section 901 of the New York Business Corporation Law.

Hanover Bancorp, Inc.

/s/ Michael P. Puorro

By:____________________________

Name: Michael P. Puorro

Title: Chairman & CEO

This Agreement and Plan of Merger was unanimously adopted by the shareholders of Hanover Bancorp, Inc. pursuant to Section 3-102 of the Maryland General Corporation Law

Hanover Bancorp, Inc.

/s/ Michael P. Puorro

By:____________________________

Name: Michael P. Puorro

Title: Chairman & CEO

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